Exhibit (11) under N-1A
                                   Exhibit 23 under 601/Reg SK

INDEPENDENT AUDITORS' CONSENT



To the Board of Trustees of the Insurance Management Series and the Shareholders of Growth Stock Fund:

We consent to the incorporation by reference in the Supplement to the Prospectus on Post-Effective Amendment No. 9 to the Registration Statement File No. 33-69268 of Growth Stock Fund (a portfolio of Insurance Management Series) of our report dated February 7, 1996 on the financial statements of Growth Stock Fund, appearing in the Annual Report which is incorporated by reference in such registration statement and to the reference to us under the heading "Financial Highlights" in such registration statement.



By:DELOITTE & TOUCHE LLP
   Deloitte & Touche LLP

Pittsburgh, Pennsylvania